Exhibit 99.1

Nanotech Closes $1,201,000 Private Placement Of Convertible Debentures

San Francisco CA, May 3, 2011 -- (MARKET WIRE) – EPOD Solar Inc. (EPDS: OTCBB), parent company of Nanotech Industries International Inc., is pleased to announce the closing of a private placement consisting of convertible debentures in the amount of US$1,201,000. The debentures have a maturity of 36 months and an annual coupon of 10%. “The closing of this financing gives us the necessary capital to execute our business model,” said Joseph Kristul, CEO and President of Nanotech.

Please refer to the 8K that was filed with the SEC for complete details at: www.sec.gov.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release other than statements of historical fact are "forward-looking statements" that are based on current expectations and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements, including, but not limited to, the following: the ability of EPOD Solar, Inc. to provide for its obligations, to provide working capital needs from operating revenues, to obtain additional financing needed for any future acquisitions, to meet competitive challenges and technological changes, and other risks. EPOD Solar, Inc. undertakes no duty to update any forward-looking statement(s) and/or to confirm the statement(s) to actual results or changes in EPOD Solar, Inc. expectations.

About Nanotech Industries International

Nanotech Industries International d/b/a "Hybrid Coating Technologies" (HCT) is a San Francisco-based innovator focused on improving the quality and safety of coatings and paint for industrial and commercial customers around the world. We are the exclusive licensee of Green Polyurethane™ coatings and paint – the world’s first-ever patent protected polyurethane-based coatings and paint products which eliminate toxic isocyanates from the entire production process (licensed by Nanotech Industries, Inc.).

The Problem of Conventional Coatings/Paint and Isocyanates

Conventional polyurethane (PU) paint and coatings have many disadvantages: they are porous, permeable and maintain poor hydrolytic stability. This makes the material highly vulnerable to environmental degradation and ultimately leads to their chemical decomposition, especially when in contact with water. Even worse, the manufacture of conventional polyurethane involves highly toxic components such as isocyanates, which can cause irritation of skin and mucous membranes, chest tightness, difficult breathing, upset stomach, fevers and prolonged exposure has been known to cause severe asthma and even death.

The Green Polyurethane™ Solution

Global coatings and paint companies, suppliers and consumers are seeking green solutions that make business sense. However, “green” has often meant fewer features, higher cost or lower quality. Green Polyurethane™ (also referred to as “HNIPU” - hybrid non-isocyanate polyurethane) provides the world’s first sound solution to the environmental and health hazards of isocyanates in polyurethane, costs up to 20% less to apply, and presents significant improvements to the properties of conventional polyurethane.

Contact:

Nanotech Industries International Inc.
Elena Shenkar, Investor Relations
650-491-3449 x 2